Exhibit 10.1

Wednesday, March 5, 2025

VIA ELECTRONIC MAIL

Kent Cheng

Kent.cheng@exprealty.net

RE: First Amendment to Offer of Employment Letter

Dear Kent,

Following your resignation from the role of Chief Accounting Officer for eXp Realty, LLC and Principal Financial Officer of eXp World Holdings, Inc. (the “Company”), you have agreed to move into a special advisor capacity, supporting the Company through August 31, 2025, reporting to the General Counsel. Your current employment terms, including compensation and benefits, will continue in such role.

As consideration for continued employment, you and your heirs, executors, representatives, administrators, agents, insurers, and assigns (collectively, the "Releasors") irrevocably and unconditionally fully and forever waive, release, and discharge the Company, including the Company’s parents, subsidiaries, affiliates, predecessors, successors, and assigns, and all of their respective current and former officers, directors, employees, shareholders, trustees, partners and other related persons or entities, in their corporate and individual capacities (collectively, the "Released Parties"), from any and all claims, demands, actions, causes of actions, obligations, judgments, rights, fees, damages, debts, obligations, liabilities, and expenses (inclusive of attorneys' fees) of any kind whatsoever, whether known or unknown, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from the subject matter contemplated by this First Amendment or your employment relationship with the Company and its affiliates (collectively, "Claims"), including, without limitation, any claims under any federal, state, local, or foreign law, that Releasors may have, have ever had, or may in the future have arising out of, or in any way related to your hire, benefits, employment, termination, or separation from employment with the Company and its affiliates, and any actual or alleged act, omission, transaction, practice, conduct, occurrence, or other matter.

The general release and waiver of claims contained herein excludes, and you do not waive, release, or discharge: (i) any right to file an administrative charge or complaint with, or testify, assist, or participate in an investigation, hearing, or proceeding conducted by, the Equal Employment Opportunity Commission, or other similar federal or state administrative agencies, although you waive any right to monetary relief related to any filed charge or administrative complaint; (ii) claims that cannot be waived by law, such as claims for unemployment benefit rights and workers' compensation; (iii) indemnification rights you have against the Company or its affiliates; (iv) any right to file an unfair labor practice charge under the National Labor Relations Act or your rights under a collective bargaining agreement without processes; and (v) any rights to vested benefits, such as pension or retirement benefits, the rights to which are governed by the terms of the applicable plan documents and award agreements.

[Signature Page Immediately Follows]

We appreciate your contributions to the Company over the past five years. By signing below, you acknowledge and agree to the terms outlined in this letter amendment.

Sincerely,

/s/ James Bramble

James Bramble

General Counsel

Employee Acknowledgment and Acceptance

I, Kent Cheng, acknowledge and accept this letter amendment to my Offer of Employment Letter. I further acknowledge and accept that this letter amendment is entered into voluntarily and in the absence of any duress, having had the opportunity to consult with counsel, and does not represent an adverse employment action taken against me by eXp.

EMPLOYEE
/s/ Kent Cheng
By: Kent Cheng
Date: March 5, 2025

509083495.4